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                                                               Exhibit No. 15(a)

               PAINEWEBBER FIXED INCOME PORTFOLIOS--CLASS A SHARES

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

         WHEREAS, PaineWebber Fixed Income Portfolios ("Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and currently offers for public sale three distinct series of shares of beneficial interest ("Series"), which correspond to distinct portfolios and have been designated as the U.S. Government Income Fund, the Investment Grade Income Fund and the High Income Fund; and

         WHEREAS, the Trust desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class A shares of the above-referenced Series and of such other Series as may hereafter be designated by the Trust's board of trustees ("Board") and have Class A shares established; and

         WHEREAS, the Trust has entered into a Distribution Contract ("Contract") with Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") pursuant to which Mitchell Hutchins has agreed to serve as Distributor of the Class A shares of each such Series;

         NOW, THEREFORE, the Trust hereby adopts this Plan with respect to the Class A shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

         1. A. Each Series is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series' Class A shares, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Series' Class A shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                  B. Any Series may pay a service fee to Mitchell Hutchins at a lesser rate than the fee specified in paragraph 1A of this Plan, as agreed upon by the Board and Mitchell Hutchins and as approved in the manner specified in paragraph 4 of this Plan.

         2. As Distributor of the Class A shares of each Series, Mitchell Hutchins may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Series' Class A shares or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of Mitchell Hutchins; compensation to and expenses, including overhead and telephone and other communication expenses, of Mitchell Hutchins, PaineWebber Incorporated ("PaineWebber") and other selected dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing of prospectuses, statements of additional information, and reports for other than existing



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shareholders; and the preparation, printing and distribution of sales literature and advertising materials.

         3. This Plan shall take effect with respect to the Class A shares of the U.S. Government Income Fund, the Investment Grade Income Fund and the High Income Fund Series on the date set forth below, provided that it has first been approved by the Board as set forth in paragraph 4, but shall not take effect with respect to the Class A shares of any other Series unless it first has been approved by a vote of the then sole shareholder of the Class A shares of such Series.

         4. This Plan shall not take effect with respect to any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Series' Class A shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         5. With respect to any Series for which this Plan was approved as set forth in paragraphs 3 and 4 prior to the commencement of operations of such Series, this Plan shall continue in full force and effect until the first meeting of the Class A shareholders held after the initial offering of such shares of such Series to the public. If approved at such meeting by a vote of a majority of the outstanding voting securities of the Class A shares of such Series, the Plan shall continue in full force and effect with respect to such Series for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         6. Mitchell Hutchins shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class A shares of each Series by Mitchell Hutchins under this Plan and the Contract and the purposes for which such expenditures were made. Mitchell Hutchins shall submit only information regarding amounts expended for "service activities," as defined in this Paragraph 6, to the Board in support of the service fee payable hereunder.

                  For purposes of this Plan, "service activities" shall mean activities in connection with the provision by Mitchell Hutchins or PaineWebber of personal, continuing services to investors in the Class A Shares of the Series; provided, however, that if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "service fee" for purposes of
Section 26(d) of the NASD Rules of Fair Practice that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Mitchell Hutchins and PaineWebber related to their "service activities," including telephone



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and other communications expenses, may be included in the information regarding amounts expended for such activities.

         7. This Plan may be terminated with respect to the Class A shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Class A shares of that Series.

         8. This Plan may not be amended to increase materially the amount of service fees provided for in paragraph 1A hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of each Series, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

         9. The amount of the service fees payable by any Series to Mitchell Hutchins under paragraph 1A hereof and the Contract is not related directly to expenses incurred by Mitchell Hutchins on behalf of such Series in serving as Distributor of the Class A shares, and paragraph 2 hereof and the Contract do not obligate the Series to reimburse Mitchell Hutchins for such expenses. The service fees set forth in paragraph 1A hereof will be paid by the Series to Mitchell Hutchins until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class A shares of any Series, any distribution expenses incurred by Mitchell Hutchins on behalf of the Series in excess of payments of the service fees specified in paragraph 1A hereof and the Contract which Mitchell Hutchins has received or accrued through the termination date are the sole responsibility and liability of Mitchell Hutchins, and are not obligations of the Series.

         10. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

         11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         12. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         13. The Trustees of the Trust and the shareholders of each Series shall not be liable for any obligations of the Trust or any Series under this Plan, and Mitchell Hutchins or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Series in settlement of such right or claim, and not to such Trustees or shareholders.



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         IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution on the day and year set forth below in New York, New York.

         Date:  July 1, 1991

ATTEST:                                     PAINEWEBBER FIXED INCOME PORTFOLIOS

/s/ Jack W. Murphy                          By:  /s/ Dianne E. O'Donnell
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